
                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                (UNAUDITED)
                      (Millions, except share data)
                                                  2000             1999
                                               -----------     -----------
Basic Earnings Per Common Share

Income before extraordinary item               $      42.9     $     150.5
Less dividends on preferred shares                              (      1.9)
                                               -----------     -----------
Income available to common stockholders
 before extraordinary item                            42.9           148.6
Extraordinary item                                              (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $      42.9     $     136.5
                                               ===========     ===========

Weighted average shares                        313,744,279     302,182,675
                                               ===========     ===========
Basic earnings per share
 Before extraordinary item                     $       .14     $       .49
 Extraordinary item                                                   (.04)
                                               -----------     -----------
    Total                                      $       .14     $       .45
                                               ===========     ===========

Diluted Earnings Per Common Share

Income available to common stockholders
  before extraordinary item                    $      42.9     $     148.6
Extraordinary item                                              (     12.1)
                                               -----------     -----------
Net income available to common stockholders    $      42.9     $     136.5
                                               ===========     ===========

Weighted average shares                        313,744,279     302,182,675
Plus incremental shares from assumed
  conversions
  Employee stock plans                           1,771,865      11,492,800
  Preferred stock                                                  866,000
                                               -----------     -----------
Adjusted weighted average shares               315,516,144     314,541,475
                                               ===========     ===========
Diluted earnings per share
  Before extraordinary item                    $       .14     $       .47
  Extraordinary item                                                  (.04)
                                               -----------     -----------
  Total                                        $       .14     $       .43
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                                       3,895,078